Exhibit 99

#56R — December 4, 2009	Investor contact:	Roger Schrum +843/339-6018 roger.schrum@sonoco.com
Sonoco Provides Strategic Update and Financial Outlook
Company Raises Fourth Quarter and Full-Year 2009 Base Earnings Guidance;
Establishes 2010 Base Earnings Per Share Guidance of $1.95 to $2.05
Hartsville, S.C. — Sonoco (NYSE: SON) Chairman, President and Chief Executive Officer Harris E. DeLoach, Jr., and Charles J. Hupfer, senior vice president and chief financial officer, today addressed the investment community in New York to provide an update on the Company’s strategic initiatives, announce a raising of the Company’s fourth quarter and full-year 2009 base earnings guidance and establish a financial outlook for 2010.
Fourth Quarter and Full-Year 2009 Base Earnings Guidance Raised
Sonoco expects base earnings for the fourth quarter and full year of 2009 to be $.49 to $.52 per diluted share and $1.69 to $1.72 per diluted share, respectively. Sonoco had previously projected base earnings for the fourth quarter and full year of 2009 to be $.42 to $.47 per diluted share and $1.62 to $1.67 per diluted share, respectively. In 2008, fourth quarter and full-year base earnings per diluted share were $.49 and $2.24, respectively.
Base earnings, a non-GAAP financial measure, excludes restructuring charges, asset impairment charges and certain other nonrecurring or infrequent and unusual items, as applicable. Additional information about base earnings and base earnings per share, including why the Company uses such measures, can be found in the Company’s 2008 Annual Report and its quarterly earnings releases, and is available on its Web site.
“When we established our initial fourth quarter guidance on October 22, we assumed that the September operating run rates for our consumer and industrial businesses would hold steady into the fourth quarter while adjusted for scheduled holiday downtime by our customers,” said Hupfer. “Frankly, we had a solid month of October and while we don’t have the numbers yet, the month of November appears to be holding up reasonably well in most of our businesses.”
2010 Base Earnings Guidance Established
Sonoco expects 2010 base earnings per share to be in the range of $1.95 to $2.05. Hupfer said that the Company’s 2010 guidance assumes lower estimated year-over-year pension expense of approximately 9 cents per share; savings from restructuring actions taken in 2009 of approximately 5 cents per share; offset by higher taxes of 2 cents per share. The remaining improvement in earnings is associated with an estimated 7.5 percent to 13.5 percent increase in profitability from operations.
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1 North Second Street
Hartsville, S.C. 29550 USA
843/383-7794
www.sonoco.com

Sonoco Provides Strategic Update and Financial Outlook — page 2
Strategic Initiatives Highlighted
DeLoach said that Sonoco is “Lean, Fit and Ready to Grow” following one of the worst recessions that the Company has experienced in its 111-year history. “Because of the recession, we focused on taking proactive actions to lean our business to meet the new realities of our served markets and used our strong cash flow to improve the financial fitness of the Company. We enter 2010 ready to grow with the financial capability, proven strategy and sales funnels that are full of expansion opportunities.”
New Product Sales to Reach Record in 2009
Through the first three quarters of 2009, Sonoco generated $124 million in sales from new products, compared with $136 million for all of 2008. DeLoach said he expects the Company to set a record in new product sales for 2009, while generating greater than $100 million in new product sales for four consecutive years. DeLoach showed a number of Sonoco’s new packaging innovations for 2009 and new product launches to begin in 2010 in rigid paper and plastic containers, metal ends and closures, flexible packaging and point-of-purchase displays, protective packaging and pallets. Some of the products highlighted include:
•	New composite cans for Maxwell House® coffee that include a new patent-pending overcap that helps lock in flavor. A total of six customized components are produced by Sonoco for the can to provide a complete packaging solution for Kraft Foods;

•	New composite cans for Heinz powdered infant formula that received the Italian Institute of Packaging Special Quality Design Oscar;

•	New full-panel, pullout metal ends for one of the largest North American pet food producers;

•	Injection blow molded PET bottles for Johnson & Johnson Purell® instant hand sanitizer;

•	Blow molded bottles for a new chocolate milk drink in Mexico and coffee creamer in North America;

•	Microwaveable thermoformed trays for Nissan Food’s ready-to-eat noodle dishes;

•	Flexible packaging for Snickers® candy bars.

•	Flexible packaging for Febreze® luminaries; and

•	New Sonoco Firma® pallets including corrugated carriers, lightweight carriers, plastic pallets, bulk bag carriers and pallet components.
Sonoco Awarded New Pack Center Business in United States, Mexico and Poland
DeLoach said that in 2010, Sonoco would be expanding its Global Packaging Services business in the United States, Mexico and Poland.
In the third quarter of 2009, Sonoco took over operation of a distribution center for General Mills in Pennsylvania, and by the second quarter of 2010 the Company will be opening a new 1.5 million-square-foot distribution center in Walton County, Georgia. “At this new dedicated center, we will be handling a number of services for General Mills’ family of food products for shipments throughout the Southeast, and for the first time we’ll be performing food filling services,” he said.
DeLoach also announced that Sonoco has entered into an agreement to provide packaging services for the LEGO Group at a new pack center that is scheduled to open in early 2010 in Monterrey, Mexico. Sonoco currently provides packaging services for LEGO in Poland, for various retail products, new product launches and the company’s consumer on-line brick ordering service. In addition, Sonoco will be handling pack center work in Poland for Henkel Adhesive consumer products.
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Sonoco Provides Strategic Update and Financial Outlook — page 3
“We’ve built a business model that’s focused on reliably meeting the needs of our customers. Our services are cost effective, adaptable to various geographies around the world and can handle expedited turnaround times to startup,” he said.
Conclusion
DeLoach concluded his comments by saying, “I’m extremely proud of what our employees achieved in 2009 as we will clearly have better than expected results during one of the worst recessions in our history. Our cost structure remains in good shape and our balance sheet is as strong as it has ever been. Our operations are performing well and the strategy of growing our consumer focused businesses is likely to result in record operating profits in the Consumer Packaging segment in 2009, while providing strong growth prospects for the Company going forward.”
“Coming out of the last recession, between 2003 and 2007, Sonoco grew from about $2.7 billion in sales to more than $4 billion, with base earnings growing annually at about a double-digit average rate,” DeLoach said. “It will not be easy reaching our goals of becoming a $6 billion company by 2014 with earnings growing at double digits annually. But we’ve shown our ability to grow before, and we believe we can do it again.”
Event Replay
A replay of the event will be available beginning at 10 a.m. Eastern time on December 4, 2009, and continue through midnight Eastern time on December 18, 2009. The toll-free replay number in the U.S. is 877/660-6853 and the international replay number is +201/612-7415. The replay access code is account 286, ID 335382. The event also will be archived for 90 days on Sonoco’s Investor Relations Web site under conference calls.
About Sonoco
Founded in 1899, Sonoco is a $4.1 billion global manufacturer of industrial and consumer products and provider of packaging services, with more than 300 operations in 35 countries, serving customers in some 85 nations. The Company is a proud member of the Dow Jones Sustainability World Index. For more information on the Company, visit our Web site at http://www.sonoco.com/.
Forward-looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. The words “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecasts,” “future,” “will,” “would” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding offsetting high raw material costs, improved productivity and cost containment, adequacy of income tax provisions, refinancing of debt, adequacy of cash flows, anticipated amounts and uses of cash flows, effects of acquisitions and dispositions, adequacy of provisions for environmental liabilities, financial strategies and the results expected from them, continued payments of dividends, stock repurchases, producing improvements in earnings, financial results for future periods, and creation of long-term value for shareholders.
Such forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management. Such information includes, without limitation,
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Sonoco Provides Strategic Update and Financial Outlook — page 4 discussions as to guidance and other estimates, expectations, beliefs, plans, strategies and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.
Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, without limitation:
•	availability and pricing of raw materials;

•	success of new product development and introduction;

•	ability to maintain or increase productivity levels and contain or reduce costs;

•	international, national and local economic and market conditions;

•	availability of credit to us, our customers and/or our suppliers in needed amounts and/or on reasonable terms;

•	fluctuations in obligations and earnings of pension and postretirement benefit plans;

•	ability to maintain market share;

•	pricing pressures and demand for products;

•	continued strength of our paperboard-based tubes and cores and composite can operations;

•	anticipated results of restructuring activities;

•	resolution of income tax contingencies;

•	ability to successfully integrate newly acquired businesses into the Company’s operations;

•	rate of growth in foreign markets;

•	foreign currency, interest rate and commodity price risk and the effectiveness of related hedges;

•	liability for and anticipated costs of environmental remediation actions;

•	actions of government agencies and changes in laws and regulations affecting the Company;

•	ability to weather the current economic downturn;

•	loss of consumer or investor confidence; and

•	economic disruptions resulting from terrorist activities.
The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.
Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission.
Such reports are available from the Securities and Exchange Commission’s public reference facilities and its Web site, http://www.sec.gov/, and from the Company’s investor relations department and the Company’s Web site, http://www.sonoco.com.
References to our Web Site Address
References to our Web site address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our Web site by reference into this release.
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